Exhibit 5.1

2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Telephone: 214-740-8000 Fax: 214-740-8800 www.lockelord.com
May 12, 2011
Camden Property Trust
3 Greenway Plaza, Suite 1300
Houston, Texas 77046
Ladies and Gentlemen:
We have acted as counsel to Camden Property Trust, a Texas real estate investment trust (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 9,144,489 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of the Company that may be issued pursuant to the Camden Property Trust 2011 Share Incentive Plan (the “Plan”). Such Common Shares that may be issued pursuant to the Plan are referred to herein as the “Plan Shares.”
In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including the Amended and Restated Declaration of Trust of the Company and the Second Amended and Restated Bylaws of the Company, each as amended to date, and the Plan. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.
The opinions set forth below address the effect on the subject transaction only of the federal laws of the United States and the internal laws of the State of Texas, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued Common Shares will be available for issuance when the Plan Shares are issued.
Based upon the foregoing, we are of the opinion that the Plan Shares that may be issued by the Company, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours, LOCKE LORD BISSELL& LIDDELL LLP
By:	/s/ Toni Weinstein
Toni Weinstein